E.R.C. Energy Recovery Corporation

3884 East North Little Cottonwood Rd.

Salt Lake City, Utah 84092

June 28, 2011

VIA EDGAR AND

FACSIMILE (202) 772 - 9210

United States Securities

and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Tia L. Jenkins

Re:

E. R. C. Energy Recovery Corporation

Form 10K for fiscal year ended December 31, 2010

Filed March 31, 2011

File No. 000-53116

Ladies and Gentlemen:

In regard to the above referenced filing, the Company hereby acknowledges the following:

•

that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

the staff comments or changes to disclosure in response to staff comments does not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

E. R. C. Energy Recovery Corporation

By: /s/David C. Merrell

Name:  David C. Merrell

Title:   President